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                                                                    EXHIBIT 99.1


                     [CARDIOGENESIS CORPORATION LETTERHEAD]

                        CARDIOGENESIS CORPORATION ADOPTS
                             SHAREHOLDER RIGHTS PLAN


        Foothill Ranch, CA (August 20, 2001) - CardioGenesis Corporation (NASDAQNM:CGCP), formerly known as Eclipse Surgical Technologies, Inc., announced today that its Board of Directors has adopted a Shareholder Rights Plan, effective at close of business August 17, 2001. The Shareholder Rights Plan is designed to enhance the Board's ability to protect shareholders against partial tender offers and other coercive, unfair or abusive takeover practices that might be used in an attempt to gain control of CardioGenesis Corporation and which do not offer an adequate price to all shareholders or are otherwise not in the best interests of CardioGenesis Corporation or its shareholders. While the newly adopted Rights Plan provides these intended protections, it will not prevent all takeovers since it is designed to deter only coercive takeover tactics while encouraging anyone attempting to acquire CardioGenesis Corporation to first negotiate with the CardioGenesis Board of Directors.

        CardioGenesis Chairman and C.E.O. Michael Quinn said, "We have taken this important step solely to protect and benefit our shareholders. The Rights Plan has been adopted as a precautionary measure and not because of any current unsolicited offer to acquire the Company. We have a very aggressive business development agenda and, given the fact we have just experienced the best month in the history of the Company, we look forward to enhancing shareholder value in the near future."

        The Rights Plan provides each shareholder of CardioGenesis with one right for each share of common stock held. Until the occurrence of a triggering event, as defined in the Rights


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Plan, the rights may not be exercised nor may separate rights certificates be issued, and the rights will trade in tandem with CardioGenesis' common stock.

        Generally, if a person or group becomes the beneficial owner of 15% or more of CardioGenesis' outstanding common stock after August 17, 2001, each right (other than those held by the 15% shareholder or group) will be exercisable to purchase CardioGenesis common stock at a discount equal to the number of shares of CardioGenesis' common stock having, at that time, a market value equal to two times the then current exercise price (initially set at $15). If the rights are triggered, separate rights certificates will be distributed and the rights will be tradable separate from CardioGenesis' common stock.

        The record date set for distribution of the rights under the Rights Plan is August 30, 2001, after which each share of common stock traded will automatically be accompanied by its associated right. The rights expire on August 17, 2011 (unless previously triggered), and are subject to redemption by the Board of Directors of CardioGenesis at $.001 per right at any time prior to the first date upon which they become exercisable.

        Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all shareholders of record and a copy of the Rights Plan will be filed shortly with the Securities and Exchange Commission.

ABOUT CARDIOGENESIS CORPORATION:

        CardioGenesis Corporation, formerly known as Eclipse Surgical Technologies, Inc., is a medical device company specializing in the treatment of cardiovascular disease and is the leader in products that stimulate cardiac angiogenesis. CardioGenesis' market-leading Holmium YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical


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procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S., Europe and Asia, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company's PMR device is currently being marketed in selected countries in Europe, after having received a CE mark.

           For more information on the Company and its products, please visit the CardioGenesis web site at http://www.cardiogenesis.com. For investor relations information, please visit the CardioGenesis pages in the "Client" section of the Allen & Caron web site at www.allencaron.com .

           Any forward-looking statements in this new release related to CardioGenesis' sales, profitability, the adoption of its technology and products, and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis' actual results to differ materially are discussed in the "Risk Factors" section of CardioGenesis' Annual Report on Form 10-K for the year ended December 31, 2000, CardioGenesis' Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and CardioGenesis' other recent SEC filings. CardioGenesis disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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